Exhibit 99.1

PRESS RELEASE

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

Threshold Pharmaceuticals Announces Completion of Patient Recruitment for Phase 2 TH-302 Pancreatic Cancer Study

REDWOOD CITY, Calif.--(BUSINESS WIRE)-- Threshold Pharmaceuticals, Inc. (NASDAQ:THLD), announced today the completion of patient enrollment into the Company's Phase 2 pancreatic cancer study with TH-302, a novel small molecule tumor selective Hypoxia-Activated Prodrug (HAP) that specifically targets tumor hypoxia and is applicable to a broad range of solid tumors. Enrollment in the study exceeded initial recruitment expectations. As a result, the company expanded the study's enrollment target from the original 165 patients to at least 200 patients, consequently increasing the statistical power of the study to greater than 80%.

"We are pleased that the clinical investigator and patient communities have expressed strong support for this study of TH-302 in combination with gemcitabine compared to gemcitabine alone in patients with pancreatic cancer. It's always encouraging to experience enthusiasm for a program and in this case, we are happy to report that enrollment was achieved faster than anticipated," said Stewart Kroll, Senior Vice President, Clinical Operations and Biostatistics.

The Phase 2 trial is a multi-center, randomized, controlled, crossover clinical trial of TH-302 in combination with gemcitabine in patients with first line pancreatic cancer. The primary endpoint of the trial is progression-free survival. The secondary endpoints are overall response rate, overall survival, event-free survival, CA 19-9 response rate as well as various safety parameters. Tumor response is evaluated at baseline and every eight weeks using RECIST. Patients for whom monotherapy with gemcitabine is considered standard therapy were eligible for the trial. Patients were randomized equally into one of three cohorts: TH-302 at a dose of 240 mg/m2 plus gemcitabine, TH-302 at a dose of 340 mg/m2 plus gemcitabine, or gemcitabine alone. Patients who successfully complete six cycles of treatment without evidence of significant treatment-related toxicity or progressive disease may continue to receive treatment. If a patient experiences cancer progression on gemcitabine alone, the patient may cross over into one of the TH-302 plus gemcitabine cohorts. The primary efficacy analysis will be performed after a minimum of 144 events.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding TH-302 and its potential therapeutic uses and benefits. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, whether Threshold's Phase 2 trial of TH-302 in patients with advanced pancreatic cancer or any others that Threshold undertakes will confirm the results of earlier trials based on smaller numbers of patients, the time and expense required to conduct such clinical trials and analyze data, Threshold's ability to develop a commercial formulation of TH-302 and secured adequate supplies, issues arising in the regulatory process and any unanticipated or increased side-effects observed in patients receiving TH-302. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on May 12, 2011 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We do not intend to update any forward-looking statement made in this news release.

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com